Exhibit 99.1

[Rubicon Technology logo]

A Letter to Shareholders	December 28, 2015

As we come to the end of 2015, we wanted to take the opportunity to review the changes implemented at Rubicon since the change of leadership a year ago and to share our view of the risks, opportunities and potential future that lie ahead for the company.

It has been a very challenging year for the sapphire industry with the global excess capacity being compounded by high inventory levels in the supply chain of the two main markets for sapphire, LED and mobile devices. As a result, pricing for most sapphire products declined by an additional 35 percent during the year. While we do expect inventories in the supply chain to ultimately clear and demand from these two large markets to improve, the excess sapphire capacity that currently exists will take time to be absorbed and will likely result in weak pricing for some time. Just how long is difficult to predict.

New Sapphire Markets

In addition to supplying our traditional customers in the sapphire market, we are engaged in ongoing discussions with the developers of some very interesting new applications for sapphire and have begun supplying them with samples. Some of these organizations have the potential to become significant consumers of sapphire, helping to reduce the market imbalance of supply and demand. While our non-disclosure agreements do not allow us to share the names of the potential customers or specifics of their technology and market opportunity, we have broadly outlined some of these opportunities below:

•	Consumer electronics application — the inventor, a very well capitalized company, is evaluating sapphire against other materials for use in their technology and intends to make a decision within the next six months. This application is outside of the LED and smartphone markets and has the potential to become a third major market for sapphire. If they select sapphire, Rubicon is well positioned to become an important part of their supply chain. Meaningful volumes could begin later next year with significant ramp of this application projected in 2017 and beyond. The first step, however, is for sapphire to be selected for use in this product.

•	Consumer electronics application — a major consumer electronics manufacturer is sampling six-inch sapphire wafers for potential use in chip based production outside of traditional LEDs. If this technology progresses, we believe it could also be a major new market for sapphire, beginning in 2017. Given our capabilities with large wafers, Rubicon is again well positioned to serve this market.

•	Medical devices — six-inch wafers used in medical monitoring equipment. While this would not have the scale of the two markets previously mentioned, if this market materializes, it could generate sufficient demand within the next two to three years to absorb all of Rubicon’s current six-inch capacity.

There are a number of other potential new applications for sapphire in semiconductor and military applications that are at various stages of development. These would be smaller market opportunities for which Rubicon is particularly well positioned and would have the potential to generate high margins. Some of these have revenue potential in late 2016. These applications are all unrelated to the use of sapphire for smartphone cover glass, which continues to be a potential large application for sapphire. The remarkable properties of sapphire make it an attractive material for developers of emerging technologies. Therefore, the future of sapphire is not completely dependent on any one application, such as cover glass for mobile devices, and we see exciting new opportunities for sapphire on the horizon.

Rubicon has a reputation for producing the highest quality sapphire in the market. Because we are vertically integrated we understand how to grow, fabricate and polish sapphire. And we have an exceptional team of material scientists and engineers. As a result, Rubicon is viewed as innovative thought leaders in the sapphire industry and we are often sought out by product developers considering the use of sapphire in their products.

Focus on High Value Products

Clearly, the current market conditions are very challenging. Therefore, while continuing to explore new market opportunities we have also intensified our efforts this year on reducing existing product costs and on positioning the Company to drive more revenue from our products that are less commoditized.

Historically, much of Rubicon’s revenue came from the sale of two and four-inch cores into the LED and mobile device markets. This year we have limited our sales of core and scaled back crystal growth production in response to the weak pricing for those products. Our focus today is on products that require more intellectual property to produce, like large diameter Patterned Sapphire Substrate (PSS) wafers, optical products, and on developing new high value products. We believe we have laid the foundation in 2015 for driving growth in these areas and that we will begin to see the benefit of those efforts in 2016 and beyond.

Patterned Sapphire Substrate (PSS) Wafers

For PSS, we believe there is significant process knowledge in being able to produce PSS wafers starting from powdered aluminum oxide, particularly in larger diameters. Few competitors have that capability, and for customers who are sensitive to potential disruptions in the supply chain and consistency of quality, that vertical integration is very important. This was a significant factor in our qualification at an important six-inch PSS customer and we believe it will become increasingly important to other LED chip manufacturers over time. The customer qualification process for these wafers can be quite lengthy. Successful qualification can lead to greater customer loyalty and intimacy. While pricing for six-inch PSS wafers is also very competitive, it is less so than smaller substrates or core sold into the mobile device market. We also believe that demand for larger diameter substrates should grow faster and, therefore, offers greater pricing stability and margin opportunity.

Rubicon has been selected as lead supplier for large PSS wafers with a top tier LED chip manufacturer and has begun building a base of stock for them. We expect that customer to use a significant portion of our PSS capacity next year with potential for strong growth in subsequent years. We are also in the qualification process for six-inch polished and PSS wafers with other companies which will diversify our customer base once qualified.

An important initiative this year relative to the PSS product was reducing our polishing costs in Malaysia. As a result of establishing a resource sharing agreement with another leading sapphire polisher and the hiring of a COO based in Malaysia, we have made significant progress on reducing polishing costs and expect that trend to continue over the next six months.

Optical Market

We also expect increased sales opportunities in the optical market, which consists of large diameter sapphire windows and lenses for defense and commercial applications. In this market, it is our ability to maintain very high quality crystal across large areas that differentiates us. Our LANCE project, a technology designed to produce very large, thick sapphire windows, has already produced a 30 by 18 inch window and has attracted a great deal of interest both from military and industrial product developers, including several requests for quotation. The LANCE project has progressed nicely this year and we expect to meet our remaining deliverables to the government and move that technology into production by the end of 2016.

We are also producing large windows currently for semiconductor and other defense applications from our large boules and have begun qualification for both defense and commercial applications. We intend to be the dominant supplier of large area sapphire optical products by further expanding our boule sizes and commercializing our LANCE and other new technologies. We are also dedicating more sales resources to expand our optical customer base, and we are expanding our finishing capabilities in order to sell higher value products in the aerospace, semiconductor, defense and industrial markets.

Other New Products

Developing new products is essential to diversifying our revenue. Our initiative to develop a sapphire coating process, which we call SapphirEx, has progressed well this year. We provided samples of coated glass to a number of prospective customers in 2015, including several major consumer electronics manufacturers. We believe our initial commercial success with this product will be for use in point of sale scanners. Our samples have been in testing in that supply chain with very positive results thus far. We anticipate revenue from this market in late 2016, scaling up in 2017. While we believe SapphirEx has the potential to address larger markets, such as smart phones and tablets, we feel that initially we are more likely to find a number of niche markets, such as POS scanners, that could each generate $5 million or more of revenue each year.

We also continue to move forward with other product development initiatives such as net shape growth technology to provide a low cost single crystal solution for the consumer electronics market, nano-patterning for next generation LED substrates, and other applications.

CAPEX and Cash Preservation

While continuing to enhance our existing technology and develop new products are essential for the long-term success of the Company, we are doing so while very carefully managing capital expenditures. We kept our total capital expenditures to $459 thousand for the nine months ended September 2015 while investing in tools to reduce our polishing cost, and we will continue to tightly manage capex. Given the success to date with SapphirEx, we are purchasing a tool to enable us to provide the higher volume samples and pilot-production capacity which are required for customers to fully test and qualify the new products. This tool will cost approximately $1.2 million and the investment will be made in early 2016. Beyond that, our committed capital expenditure for 2016 is very limited. Building a second LANCE furnace, purchasing a true production tool for SapphirEx and expanding our PSS capacity will be necessary if we are to realize the revenue potential of those technologies, and we may choose to make some or all of those investments in 2016. However, we will commit capital only when we have a high degree of confidence that the market opportunities exist and that the technology is mature enough to hit the yields and cost targets required to generate a good return.

Cash preservation in this difficult market is of paramount importance to us. We remain disciplined regarding the use of cash and are focused on becoming cash flow positive as quickly as possible. In addition to our efforts to reduce wafer costs, we are also focused on reducing crystal cost though improved yield and continuing to reduce overhead. While cash usage was higher in the fourth quarter of this year, in part due to building a consignment inventory for our key PSS customer, we expect to show meaningful improvement in cash flow early next year through reduced wafer costs, scaled back crystal production and reductions in inventory.

Leadership Team

Rubicon made several key hires this year associated with reorganizing the Company and strengthening the leadership team. The reorganization eliminated management positions, reducing total leadership costs while adding significant depth through the establishment of the COO, CTO and SVP Optical positions. The individuals hired into these roles have very impressive credentials and industry experience that is highly relevant to Rubicon. They have chosen to join the team despite the challenging market conditions because they see the great potential that exists at Rubicon.

Rubicon’s Future Potential

Our Board of Directors and management team are acutely aware that our stock is trading below book value and has carefully considered available options in determining the best course of action to increase shareholder value. As discussed, we see the potential for new applications for sapphire to come to market over the next couple of years, some which could begin driving meaningful demand for Rubicon in 2016. In evaluating these potential new opportunities, we believe that several of them fit particularly well with Rubicon’s unique assemblage of sapphire knowledge and equipment. We also see progress in technology development, including LANCE and SapphirEx, which we believe are nearing the commercialization stage and are expected to begin producing revenue within the next year to eighteen months. We are pleased with the work done in 2015 to build a world class leadership team and establish strategic relationships in the marketplace that should allow us to drive costs lower and open additional opportunities. Based on the number of considerable opportunities in the market and progress we have made on our key initiatives, we see potential to create significant shareholder value over the next few years. However, we fully recognize that there is risk that these new market opportunities will not develop or benefit Rubicon and there is always execution risk. We will continue to closely monitor the development of these new markets and technologies, the general market conditions for existing sapphire products and progress in reducing product costs, and will continue to make strategic decisions that we believe will maximize Rubicon’s value.

On behalf of the entire Board of Directors, we thank you for your continued support and wish you a Happy New Year.

Don Aquilano

Chairman of the Board

William Weissman

Chief Executive Officer

Forward-Looking Statements

Certain of the statements contained herein, particularly those preceded by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “could,” “estimates,” “projected,” “potential,” and similar expressions, or those relating to or anticipating revenue and financial results for periods beyond the end of the third quarter of 2015, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Rubicon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Rubicon’s current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the adoption of sapphire as a material in new applications, our successful development and market acceptance of new products, our ability to win new business and retain customers, our ability to reduce wafer, crystal and other costs, our ability to reduce capital expenditures, the average selling prices of sapphire products, our ability to successfully qualify our products with customers and potential customers, the outcome of the testing of new products and processes or the testing of our existing products for new applications, our ability to protect our intellectual property rights, the competitive environment, and other risks and uncertainties described in Rubicon’s most recent Form 10-K and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on Rubicon’s forward-looking statements. Any forward-looking statement that Rubicon makes speaks only as of the date of such statement, and Rubicon undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.